UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2021, Esports Entertainment Group, Inc (the “Company”, “we”, “us” or “our”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which it sold a Senior Convertible Note, with an initial principal amount of $35 million (the “Convertible Note”) in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Convertible Note bears interest at a rate of 8% per annum and matures two years following the date of issuance (the “Maturity Date”, subject to extension in certain circumstances, including bankruptcy and outstanding events of default). In addition to the principal amount the Company is required to pay an additional amount equal to 6% of the outstanding principal amount. After the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), the Convertible Note will accrue interest at the rate of 12.0% per annum.

The Convertible Note is convertible, at the option of the holder, into shares of the Company’s common stock at a conversion price of $17.50 per share. The Convertible Note is subject to a most favored nations provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price.

If an Event of Default has occurred under the Convertible Note, the noteholder may elect to alternatively convert the Convertible Note (including the 15% premium that would otherwise be payable in a cash acceleration thereof) at the Alternate Conversion Price (as defined in the Convertible Note). In connection with an Event of Default, the noteholder may require us to redeem in cash any or all of the Convertible Note. The redemption price will equal 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or an amount equal to market value of the shares of our common stock underlying the Convertible Note, as determined in accordance with the Convertible Note, if greater.

The noteholder will not have the right to convert any portion of a Convertible Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the Convertible Note or otherwise pursuant to the terms of the Convertible Note, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules and regulations of Nasdaq.

In connection with a Change of Control (as defined in the Convertible Note), the noteholder may require us to redeem all or any portion of the Convertible Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of our common stock underlying the Convertible Note, as determined in accordance with the Convertible Note, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the Convertible Note, as determined in accordance with the Convertible Note.

At any time after the date we provide notice to the holder of our incurring of additional debt, the noteholder will have the right to have us redeem all or a portion of the Convertible at a redemption price of 106% of the portion of the Convertible Note subject to redemption.

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to certain financial covenants relating to available cash, our ratio of debt to market capitalization and minimum cash flow relating to minimum revenue.

Subject to certain conditions as set forth in the Convertible Note, we may redeem the Convertible Note at a price equal to 106% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon.

During the period through and including the 60th trading day after effectiveness of a registration statement to be filed in connection with the transaction, we may not issue, offer, sell or grant any equity or equity-linked security, subject to certain enumerated exceptions. So long as the Warrants remains outstanding, we will not effect or enter an agreement to effect any variable rate transaction.

Warrants

In connection with the sale of the Convertible Note, the Company issued two warrants to the Investor , the Series A Warrant and Series B Warrant. Pursuant to the Series A Warrant, issued by the Company in favor of the Investor, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series A Warrant expires in 4 years. The Series A Warrant has a cashless exercise provision provides that no effective registration statement exists and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Pursuant to a Series B Warrant, issued by the Company in favor of the Investor, the investor shall have the right to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $17.50 per share. The Series B Warrant expires in 2 years. The Series B Warrant has a cashless exercise provision provides that no effective registration statement exists and a beneficial ownership limitation of 4.99% which may be increased or decreased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase. The Series B Warrant is only exercisable to the extent that the indebtedness owing under the Convertible Note is redeemed. For every share of common stock issuable upon conversion of the redemption amount on the Convertible Note, one warrant share will vest and be eligible for exercise.

Registration Right Agreement

Pursuant to a Registration Rights Agreement, dated as of May 28, 2021 (the “Registration Rights Agreement”) between the Investor and us, we have granted certain registration rights to the Investor. The Registration Rights Agreement requires us to file a registration statement covering the resale of the shares underlying the Convertible Note, the Series A Warrants and the Series B Warrants within 30 days and to have the registration statement declared effective no later than 75 days of after the closing of the Purchase Agreement.

Maxim Group LLC (“Maxim”) was engaged as the sole placement agent for the offering of the Convertible Note. Maxim received a placement agent fee of $2,275,000 at the closing of the Private Placement, representing 6.5% of the gross cash proceeds at the closing. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds at the closing were approximately $32,690,000.

The foregoing is only a summary of the material terms of the Purchase Agreement, the Convertible Note, the Warrants, the Registration Rights Agreement and the other transaction documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder.

The summary of the Purchase Agreement, the Convertible Note, the Warrant and the Registration Rights Agreement is qualified in its entirety by reference to the forms of such agreements, which are filed as exhibits to this Current Report and incorporated herein by reference.

The foregoing summary and the exhibits hereto also are not intended to modify or supplement any disclosures about us in our reports filed with the Securities and Exchange Commission. In particular, the agreements and the related summary are not intended to be, and should not be relied upon, as disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The agreements contain representations and warranties by us, which were made only for purposes of that agreements and as of specified dates. The representations, warranties and covenants in the agreements were made solely for the benefit of the parties to the agreements; may be subject to limitations agreed upon by the contracting parties, including being subject to confidential disclosures that may modify, qualify or create exceptions to such representations and warranties; may be made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in our public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is also incorporated by reference into this Item 2.03 of this Current Report to the extent required.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report is also incorporated by reference into this Item 3.02 of this Current Report to the extent required. The Convertible Note, and the shares of our common stock issuable upon conversion or in payment thereof, are being offering and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, for the sale of securities not involving a public offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title
4.1	Form of Senior Convertible Note.
10.1	Form of Securities Purchase Agreement.
10.2	Form of Registration Rights Agreement.
10.3	Form of Warrant.
10.4	Form of Subsidiary Guarantee.
99.1*	Press Release dated May 28, 2021 titled “Esports Entertainment Group Announces Private Placement of $35 Million Convertible Notes with $17.50 Conversion Price”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: June 1, 2021	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer